EXHIBIT 23.1
CONSENT OF THE INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is, together with the audited financial statements of Enbridge Inc. and notes thereto for the fiscal years ended December 31, 2005 and 2006, incorporated by reference in Enbridge Inc.’s Annual Report on Form 40-F for the year ended December 31, 2006
CHARTERED ACCOUNTANTS
Calgary, Canada
August 8, 2007